UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2002

Commission File Number: 000-31255

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	33-0511729 (IRS Employer I.D. No.)

15279 Alton Parkway, Suite 100
Irvine, CA 92618
(Address of principal executive offices)

(949) 788-6000
(Registrant’s telephone number, including area code)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Events

On December 20, 2002, the Registrant announced that it had received a letter from Nasdaq indicating that Nasdaq had declared the Registrant to be in full compliance with Nasdaq Marketplace Rules relating to minimum bid price and stockholders’ equity requirements for continued listing of its common stock on The Nasdaq National Market. A copy of the press release is attached as Exhibit 99.2. Nasdaq has also requested that the Registrant file pro forma financial statements reflecting the consummation, on November 19, 2002 of a private placement of $40 million of its common stock and warrants exercisable for an additional $6 million of its common stock to certain investors. In addition, $4 million of promissory notes previously issued to several of the same investors were converted into shares of common stock concurrently with the consummation of the private placement.

The unaudited pro forma consolidated balance sheet of the Registrant as of September 30, 2002 is attached as Exhibit 99.1 and was prepared assuming the private placement closed on September 30, 2002 . It demonstrates that the Registrant had total stockholders’ deficit as of September 30, 2002, as computed in accordance with the methodology used by Nasdaq, of $6,529,000, compared to stockholders’ equity of $35,002,000 on a pro forma basis, as adjusted for: (i) the sale of 10,526,306 shares of its common stock in connection with the $40 million private placement, net of financing costs, and (ii) the issuance of 1,052,620 shares of its common stock in connection with the conversion of $4 million of convertible promissory notes and the expensing of the related unamortized discount.

As noted above, the Registrant’s stockholders’ equity as of September 30, 2002, on a pro forma basis after giving effect to both the $40 million private placement and the conversion to common stock of the $4 million of convertible promissory notes, as more fully detailed in the attached pro forma financial statements and footnotes, was approximately $35,002,000.

Item 7. Financial Statements and Exhibits

(c)	Exhibits.

99.1	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2002.

99.2	Press Release dated December 20, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned thereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

By	/s/ Vicente Anido, Jr., Ph.D.

Vicente Anido, Jr., Ph.D. President and Chief Executive Officer

Dated: December 20, 2002

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2002.

99.2	Press Release dated December 20, 2002.